SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-6813

                     Playboy Enterprises International, Inc.
                     ---------------------------------------
             (Exact name of registrant as specified in its charter)

                           680 North Lake Shore Drive
                             Chicago, Illinois 60611
                                 (312) 751-8000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A Common Stock, par value $0.01 per share Class B Common Stock, par value $0.01 per share
                 -----------------------------------------------
            (Title of each class of securities covered by this Form)

                                      none
   ---------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]      Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)     [X]

         Approximate number of holders of record as of the certificate or notice date: one

         Pursuant to the requirements of the Securities Exchange Act of 1934, Spice Entertainment Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    PLAYBOY ENTERPRISES INTERNATIONAL, INC.


                                    By: /s/ Howard Shapiro
                                        ----------------------
                                        Name:   Howard Shapiro
                                        Title:  Executive Vice President,
                                                Law and Administration,
                                                General Counsel and Secretary

Date: March 30, 1999